EXHIBIT 99.1

Fifth Street Finance Corp. and Fifth Street Senior Floating Rate Corp. Release January 2015 Newsletter

GREENWICH, CT, Jan. 8, 2015 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") released the January 2015 newsletter today.

Fundamentals Strong Despite Capital Markets Volatility

Throughout the fall, share prices across the business development company ("BDC") landscape were under pressure. During December, the industry came under additional pressure due to concerns regarding exposure to the energy sector, a sell-off in high yield markets and tax loss selling. As a result, BDCs on average ended the calendar year down 5.4% on a total return basis, with valuation multiples at about 0.87x price to net asset value.1

Despite capital markets volatility, the middle market lending environment remains relatively healthy and somewhat insulated from trends in the broadly syndicated lending market. During periods of volatility, borrowers have relied less on the syndicated market, which should provide us with an opportunity to win financing mandates with our senior stretch and unitranche products. The one-stop solution can provide our private equity sponsor clients a more seamless transaction with a greater certainty of close. At Fifth Street, we saw this trend during the periods of volatility in the December quarter, with strong volumes of one-stop transactions.

In the December quarter, we have seen spreads widen in certain circumstances. This can be seen by the increase in the average middle market loan spread for issuers with $50 million of EBITDA or less, from LIBOR plus 496 basis points in November to LIBOR plus 515 basis points in December, as reported by S&P Capital IQ LCD.

De Minimis Energy Exposure Across the Platform

As mentioned above, the BDC sector has come under pressure due to concerns about exposure to energy-related industries. In December, KBW estimated that approximately 7.0% of overall BDC portfolios were invested in energy-related businesses. At both FSC and FSFR, investments are diversified across a wide variety of industries and both portfolios have modest exposure to the energy sector. As of September 30, 2014, FSC's exposure to the energy sector was 3.8% of investments at fair value, comprised of senior secured loans to four portfolio companies in the oil and gas equipment services sector. Since then, two of the four businesses with exposure to the energy sector have been sold at fair value. Pro forma for these sales, FSC's energy exposure is now 2.5%. During the same time period, FSFR's exposure was only 1.1% of investments at fair value, comprised of one senior secured loan in the oil and gas equipment services sector.

We believe Fifth Street is appropriately positioned for the recent decline in energy prices. Our credit committee has consistently limited FSC's and FSFR's exposure to the energy sector as well as other cyclical sectors. Our remaining investments in oil and gas equipment services have been stress tested based on current oil prices and we believe the reduced valuation of oil should have a minimal impact on the fair value of FSC's and FSFR's respective investments in the energy sector. Additionally, we have a number of investments in the portfolio which should directly benefit from the recent decrease in oil prices, including our aircraft leasing holdings at FSC.

Active December Quarter Leads to Strong Originations

Historically, the December quarter has been the most active for originations. Driven by our leading middle market origination platform, which sources loans with strong risk-adjusted returns across the capital structure, we closed approximately $1.3 billion in originations across the Fifth Street platform during the December quarter. We closed all of the deals in our pipeline that were expected to fund before calendar year end, which is unusual, since typically a handful of deals slip from one quarter to the next. That was not the case during the December quarter, and as a result, FSC generated over $675 million in gross originations and $350 million of net originations. FSFR generated $390 million in gross originations and $280 million of net originations during the December quarter, both of which surpassed our expectations.

Capital Markets Platform Gaining Traction

Over the course of the 2014 calendar year, the Fifth Street platform, including FSC, FSFR and our two senior loan funds, closed $3.0 billion of investments across 125+ deals and agented and syndicated $1.8 billion of deals.2

Our capital markets team remained active during the December quarter. The pipeline of potential capital markets transactions continues to increase with several investors evaluating syndication opportunities.  These activities could potentially lead to higher velocity in the portfolio, incremental fee income and enhanced yields on certain investments, while enabling us to manage portfolio diversification and liquidity more effectively.

Strategic Partnerships Beginning to Accrete to Earnings

We continue to make significant progress in both funding and expanding our joint ventures at FSC and FSFR. The ability to attract experienced institutional investors as partners is a vote of confidence in Fifth Street's origination platform, underwriting and portfolio management expertise.

As of December 31, 2014, Senior Loan Fund JV I LLC ("SLF JV I"), the joint venture between FSC and a subsidiary of the Kemper Corporation had total investments of $250 million in a range of one-stop and senior secured loans to 23 portfolio companies. In line with initial projections, the joint venture has provided a mid-teens weighted average annualized return on investment. In November, at FSFR, we announced the formation of FSFR Glick JV LLC, a joint venture with an entity controlled by members of the Glick Family. We are in the process of obtaining a leverage line to optimize returns in the joint venture.

We have ample capacity to grow these and other similar joint ventures. We continue to have discussions with third parties about additional partnerships, as we believe that ramping the existing joint venture at each BDC and potentially forming other similar joint ventures represent an important driver of earnings at both FSC and FSFR.

We look forward to discussing our December quarterly results in more detail during FSC's and FSFR's respective quarterly earnings calls, which will both be held in February.

Sincerely,

The Fifth Street Team

1 Note: As of 1/2/15; Source: KBW Weekly BDC/RIC Summary. Represents data from publicly-traded externally managed BDCs.

2 Source: Thomson Reuters LPC League Tables.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a rapidly growing credit-focused asset manager with over $6 billion in assets under management across multiple public and private vehicles. With a track record of more than 16 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion's Award for "Senior Lender Firm of the Year" and was named both 2013 "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSC's website can be found at fsc.fifthstreetfinance.com.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a rapidly growing credit-focused asset manager with over $6 billion in assets under management across multiple public and private vehicles. With a track record of more than 16 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion's Award for "Senior Lender Firm of the Year" and was named both 2013 "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the companies. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the companies' respective filings with the Securities and Exchange Commission (as applicable). The companies do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Robyn Friedman, Vice President, Investor Relations
         (203) 681-3720
         ir@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com